June 21, 2005

To Century Bancorp Shareholders:

As one of the largest independent banks in Massachusetts, Century Bank is deeply committed to providing both best in class financial services to our customers and enhancing shareholder value. Century’s leadership has developed a thoughtful, long-term strategic plan designed to successfully achieve those goals.

Our officers will always listen to any shareholder concerns regarding ongoing operations and management of the Bank. As you may be aware, a recent communication by a shareholder contained in a 13D filing raised a number of issues. We also received letters from two other institutional shareholders expressing their views. All of the views expressed were discussed at a recent Board of Directors meeting.

During that meeting, Century’s Directors unanimously voted for a resolution expressing confidence in the Bank’s management and its long term strategic plan for remaining independent and further enhancing shareholder value. The Board voted to “express strong confidence in its management team, and Century’s long term strategic vision.”

We firmly believe that our position as an independent bank is fully viable and that all three of our business units – consumer, business and institutional – are fundamentally sound. Given the changing landscape, we feel more strongly than ever that the Massachusetts marketplace is well served by Massachusetts controlled and focused institutions. Century Bank has invested in its branches, technology and staff in response to the changing environment in Massachusetts, and we believe it will be beneficial to our shareholders to realize these investments.

The Bank’s performance over the past ten years has been strong and compares favorably with industry averages, according to a May 2, 2005, industry report published by Keefe, Bruyette & Woods. They rank Century among the top ten banks in the East for long-term EPS growth. At the year end 2004, total assets reached a record size of $1.83 billion, representing an 8.6% increase from the previous year. In addition, asset quality remains very strong with .03% non-performing assets as a percentage of total assets, as compared to the peer group average of .25% in 2004. In the first quarter of 2005, our net interest income increased 5.9%, from $10 million in 2004 to $10.5 million in 2005.

Though there are always opportunities to improve performance, Century’s leadership remains confident in its overall strategy for growth and competitive positioning in the marketplace.

Sincerely,

/s/ Marshall M. Sloane
Marshall M. Sloane Chairman & CEO